Company Contact:	Investor Relations:
Kelly J. Gill	Charles Lynch
Chief Executive Officer	Westwicke Partners
(615) 771-7575	(443) 213-0504

DIVERSICARE ANNOUNCES
THE PLANNED ACQUISITION OF OPERATIONS OF FIVE NEW FACILITIES AND
AGREEMENT TO TERMINATE LEASE FOR ARKANSAS OPERATIONS

BRENTWOOD, TN - (August 1, 2013) – Diversicare Healthcare Services, Inc. (NASDAQ: DVCR) today announced multiple pending transactions as part of its portfolio management strategy.

As of August 1, 2013, the Company has assumed operations of Twinbrook Nursing and Rehabilitation Center in Louisville, KY. The facility will be rebranded as Diversicare of Seneca Place.

Additionally, the Company has reached an agreement in principal to operate four new facilities in the Midwest. These facilities have been operated by Catholic Health Partners to date, and subject to the obtaining of regulatory and other consents the Company expects to assume operations late in the third quarter or early in the fourth quarter of 2013. The facilities and locations are as follows:

•	Mercy Franciscan at Schroder, Hamilton, OH

•	Mercy Siena Woods, Dayton, OH

•	Mercy St. Theresa, Cincinnati, OH

•	Providence Retirement Home, New Albany, IN

Lastly, the Company has reached an agreement in principal with Omega Healthcare Investors, Inc. (NYSE: OHI) to terminate its lease with respect only to eleven nursing facilities located in Arkansas and to concurrently transfer operations to an operator selected by Omega. The termination is subject to certain conditions, including state licensure and regulatory approval. Upon the completion of the transaction, Diversicare will no longer operate any skilled nursing centers in the State of Arkansas. The termination is anticipated to occur on or about September 1, 2013.

Kelly Gill, the Company's Chief Executive Officer, stated, “We are excited to announce that we anticipate assuming operations of five facilities, via two transactions, in complementary markets. First, we began this morning operating a new skilled nursing facility in Louisville, Kentucky, which is our second facility in the greater Louisville market. Secondly, we are pleased and honored to have been selected by Catholic Health Partners to assume operations at four facilities in Ohio and Indiana. These facilities have a history of deep commitment to high quality patient care, which we share.”

Mr. Gill concluded, “Diversicare has operated in Arkansas for over 20 years and we feel that we have a great team of caregivers, and good relationships with our patients and families. As a result, we did not take this decision lightly, but we have concluded that it is in the best interest of Diversicare and its shareholders to focus on our operations in other regions.”

About Diversicare Healthcare Services, Inc.

As of June 30, 2013, Diversicare provides long term care services to patients in 53 skilled nursing centers containing 5,956 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.

FORWARD-LOOKING STATEMENTS

The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including, but not limited to, our ability to successfully operate the new nursing centers in Kansas, West Virginia and Kentucky, our ability to increase census at our renovated facilities, changes in governmental reimbursement, including the impact of the CMS final rule that has resulted in a reduction in Medicare reimbursement as of October 2012 and our ability to mitigate the impact of the revenue reduction, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company's business plans and prospects. Diversicare is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services

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